                                                                   EXHIBIT 10.11


                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER

                                     AMONG

                                  XOOM, INC.,

                             XOOM GBT MERGER CORP.,

                       GLOBAL BRIDGES TECHNOLOGIES, INC.

                                      AND

                               THE SHAREHOLDER OF

                       GLOBAL BRIDGES TECHNOLOGIES, INC.


                                 June 11, 1998

                               TABLE OF CONTENTS

                                                                  Page
ARTICLE I. THE MERGER...........................................     1

1.1      The Merger.............................................     1
1.2      The Effective Date.....................................     2
1.3      The Surviving Corporation..............................     2
1.4      Closing................................................     2

ARTICLE II. CONVERSION OF SHARES................................     2

2.1      Conversion of Shares...................................     2
2.2      Tax Withholding........................................     2
2.3      The Merger Consideration...............................     3
2.4      Price Protection.......................................     3
2.5      Records Regarding Sitemail Revenues....................     4
2.6      Repayment of Certain Debt Obligations..................     4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF GBT..............     4

3.1      Requisite Consents; Nonviolation.......................     4
3.2      Due Organization of GBT; Authorizations................     4
3.3      Capitalization.........................................     5
3.4      Authority; Binding Nature of Agreements................     5
3.5      Subsidiaries etc.......................................     5
3.6      Financial Statements...................................     5
3.7      No Material Changes....................................     6
3.8      Undisclosed Liabilities................................     6
3.9      Governmental Authorizations; Compliance with Laws......     6
3.10     Litigation.............................................     7
3.11     Employee Benefit Plans.................................     7
3.12     Patent, Trademark and Related Matters..................     7
3.13     Real and Personal Property.............................     7
3.14     Insurance..............................................     7
3.15     Taxes..................................................     8
3.16     Environmental Matters..................................    10
3.17     Contracts..............................................    11
3.18     Accounts Receivable....................................    11
3.19     Customers and Suppliers................................    11
3.20     Bank Accounts..........................................    11
3.21     Title to Properties; Encumbrances......................    12
3.22     Compensation of Employees..............................    12

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
3.23     Tax Status of Reorganization...........................    12

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER...    13

4.1      Title to Common Shares.................................    13
4.2      Capacity...............................................    13
4.3      Confirmation of GBT's Representations and Warranties...    13
4.4      Purchase Entirely for Own Account......................    14
4.5      Disclosure of Information..............................    14
4.6      Release By Shareholder.................................    14
4.7      Release By Shareholder.................................    14

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF
  THE COMPANY AND XOOM..........................................    15

5.1      Due Incorporation; Requisite Power and Authority.......    15
5.2      Due Organization of XOOM and the Company...............    15
5.3      Requisite Consents; Nonviolation.......................    15
5.4      XOOM Stock.............................................    15
5.5      Capitalization.........................................    16
5.6      Financial Statements...................................    16
5.7      Litigation.............................................    17
5.8      Governmental Authorizations; Compliance with Laws......    17
5.9      Contracts..............................................    17

ARTICLE VI. SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........    17

ARTICLE VII. COVENANTS OF GBT AND SHAREHOLDER...................    18

7.1      Access and Investigation...............................    18
7.2      Operation of Business..................................    18
7.3      Final Tax Returns......................................    18
7.4      Federal Income Tax Reporting...........................    18
7.5      No Negotiation.........................................    18

ARTICLE VIII. COVENANTS OF XOOM.................................    19

8.1      Tax Free Reorganization................................    19

ARTICLE IX. CLOSING CONDITIONS OF XOOM AND THE COMPANY..........    19

9.1      Accuracy of Representations and Warranties.............    19
9.2      Consulting Agreement...................................    20
9.3      Technical Inspection...................................    20
9.4      Agreement with RSI.....................................    20

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
9.5      Assignment of Trademark Rights.........................    20

ARTICLE X. CLOSING CONDITIONS OF THE SHAREHOLDERS AND GBT.......    20

ARTICLE XI. FURTHER ASSURANCES..................................    20

ARTICLE XII. INDEMNIFICATION....................................    21

12.1     Indemnification by the Shareholder.....................    21
12.2     Indemnification by the Company and XOOM................    21
12.3     Notification of Claims.................................    21
12.4     Resolution of Claims...................................    22
12.5     Arbitration............................................    22
12.6     Indemnification Threshold..............................    23

ARTICLE XIII. RESTRICTIONS ON XOOM COMMON SHARES................    23

13.1     Right of First Refusal/Transfer Restrictions...........    23
13.2     Lock-Up Agreement......................................    25

ARTICLE XIV. MISCELLANEOUS......................................    26

14.1     Expenses...............................................    26
14.2     Setoff.................................................    26
14.3     Entire Agreement.......................................    26
14.4     Press Releases and Public Announcements................    26
14.5     Counterparts...........................................    26
14.6     Descriptive Headings...................................    27
14.7     Notices................................................    27
14.8     Choice of Law..........................................    27
14.9     Binding Effect; Benefits...............................    27
14.10    Assignability..........................................    27
14.11    Waiver and Amendment...................................    28
14.12    Attorneys' Fees........................................    28

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 11, 1998 is entered into by and among XOOM, Inc., a Delaware corporation ("XOOM"), XOOM GBT Merger Corp., a California corporation (the "Company"), Global Bridges Technologies, Inc., a California corporation ("GBT"), and Robert Kohler, the sole shareholder of GBT (the "Shareholder).

                                    RECITALS

     A. The respective Boards of Directors of each of the Company, XOOM and GBT believe it is in the best interests of their respective companies and shareholders that the Company and GBT combine into a single company through the statutory merger of GBT with and into the Company, with the Company as the surviving corporation (the "Merger"), and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, the outstanding shares of common stock of GBT shall be exchanged for the Merger Consideration (as defined in Section 2.3).

     C. The parties to the Agreement intend that the Merger qualify as a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that GBT, the Company and XOOM will each be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger.

                                   AGREEMENT

     In consideration of the agreements, provisions and covenants set forth below, GBT and the Shareholder, and the Company and XOOM hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1  THE MERGER.

     Subject to the terms and conditions of this Agreement, on the Effective Date (as defined below), GBT shall be merged with and into the Company, and the Company shall be the surviving corporation (the "Surviving Corporation") in such merger, and the separate existence of GBT shall thereupon cease. The Merger shall have the effects set forth in the General Corporation Law of the State of California. Without limiting the generality of the foregoing, on the Effective Date, all of the property, rights, privileges, powers and franchises of the Company and GBT, including, but not limited to, GBT's exclusive license to the web-based e-mail software system known as Sitemail ("Sitemail") and any license agreements relating to Sitemail, shall vest in the Surviving Corporation.

     1.2  THE EFFECTIVE DATE.

     The Merger shall become effective when a properly executed Agreement of Merger and such other documents as may be required are duly filed with the Secretary of State of the State of California, which filings shall be made as soon as practicable after the Closing, or at such other time as the parties may agree and may provide in the Agreement of Merger and such other documents (the "Effective Date").

     1.3  THE SURVIVING CORPORATION.

     The Articles of Incorporation and Bylaws of the Company shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, each until duly amended. The directors and officers of the Company on the Effective Date shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     1.4  CLOSING.

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 1:00 p.m. local time, at the offices of Morrison & Foerster llp, 425 Market Street, San Francisco, California 94105-2482, on June 11, 1998, or at such other time, date and place as the parties may mutually agree (the "Closing Date"), provided that all of the conditions precedent to closing set forth herein have been met..

                                  ARTICLE II.

                              CONVERSION OF SHARES

     2.1  CONVERSION OF SHARES.

     By virtue of the Merger and without any action on the part of GBT, the Company or the Shareholders, on the Effective Date, each common share of GBT that is issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive 0.27514 common shares of XOOM and the additional Merger Consideration described in Section 2.3.

     2.2  TAX WITHHOLDING.

     The right of the Shareholder to receive any cash payment as part of the Merger Consideration, as provided herein, shall be subject to and reduced by the amount of any required tax withholding obligation. To the extent that the Company or XOOM withholds taxes from payments to the Shareholder, it shall provide the Shareholder with documentary evidence of any amounts so withheld and information as to the basis therefor.

     2.3  THE MERGER CONSIDERATION.

     The Shareholder shall be entitled to receive the following consideration for his shares of GBT (in the aggregate, the "Merger Consideration"):

    (a) Shares.  On the Effective Date, provided the Shareholder has delivered
        ------
to XOOM all of the certificates evidencing his shares of GBT, together with a stock power executed in blank, the Shareholder shall receive a certificate evidencing the aggregate number of common shares of XOOM ("XOOM Stock") rounded to the nearest whole number, to which the Shareholder is entitled pursuant to
Section 2.1.

    (b) Cash Payment.  The Shareholder shall receive a promissory note in
        ------------
substantially the form of Exhibit A hereto in the original principal amount of
                          ---------
$62,500, payable in twenty-five (25) equal and consecutive monthly payments of $2,500 each, with simple interest payable at the per annum rate of five percent (5%).

    (c) Earnout.  During the twenty-four months beginning with the first full
        -------
month after the Closing, an amount equal to five percent (5%) of the gross revenues (less sales commissions, cost of goods, royalties paid to third parties, credits, returns and applicable taxes) (not including taxes based on XOOM's income)) from electronic commerce, banner advertising and bounty generated and actually received from web-based e-mail subscribers ordering services or merchandise through Best/Hway Earthlink and/or Netcom (the "GBT
                                                                        ---
Sitemail Revenues").
-----------------

     2.4  PRICE PROTECTION.

     If, from the date of the Closing until the date on which Xoom has (i) completed an initial public offering ("IPO") of its securities (ii) XOOM obtains
                                       ---
additional equity financing (iii) XOOM enters into an agreement for the sale, lease or other disposition of all or substantially all of the assets of XOOM,
(iv) there is a sale by shareholders of XOOM, in a single transaction or a series of related transactions, of more than fifty percent (50%) of the outstanding voting stock of XOOM ("XOOM Stock"), or (v) XOOM effects a merger
                                  -----------
with or into another entity where it is not the survivor (other than a merger solely for the purpose of changing the state of incorporation or effecting a recapitalization of XOOM), or a consolidation or other reorganization, and shareholders of XOOM prior to such event own less than 50% of the outstanding voting securities of the survivor, (any of subsections (i), (ii) (iii), (iv) or
(v), a "Transaction"), and the valuation of XOOM for purposes of any such
        -----------
Transaction is less than $25 million, the Shareholder shall be entitled to receive an additional number of shares of XOOM Stock calculated as (A) (i) $610,804 divided by (ii) the per share valuation of XOOM's common shares in the Transaction or IPO, minus (B) the aggregate number of shares of XOOM Stock
                    -----
issued to the Shareholder under this Agreement other than pursuant to this
Section 2.3(d), together with cash for any fractional shares; provided, however,
                                                              --------  -------
that Shareholder may elect to receive, instead of additional Xoom Stock, an identical number of options to purchase such additional XOOM Stock with an exercise price equal to fair market value as of day of the closing of a Transaction. For any Transaction, such additional Xoom Stock (or options) shall be deemed issued to the Shareholder immediately prior to the closing thereof. XOOM's obligations under this Section 2.3 shall terminate upon the completion of an IPO or a Transaction, other than a Transaction pursuant to subsection (ii).

     2.5  RECORDS REGARDING SITEMAIL REVENUES.

     XOOM shall maintain, until three (3) years after the Effective Date, all such books, records and accounts as necessary to permit computation of and accounting for amounts payable under Section 2.3 for the twenty-four month period in which Shareholder is entitled to a percentage of GBT Sitemail Revenues. Shareholder, or its agent, shall have the right, during such three year period, to audit and examine such books, records and accounts during XOOM's normal business hours no more than once per year upon no less than thirty
(30) days' written notice to verify the accuracy of the reports and payments made to Shareholder hereunder. If a discrepancy is found in favor of XOOM which exceeds five percent (5%) of the payment actually due to Shareholder under
Section 2.3(c), Shareholder shall be reimbursed for its reasonable expenses associated with the audit.

     2.6  REPAYMENT OF CERTAIN DEBT OBLIGATIONS.

     At the Closing, Shareholder shall receive a check in the amount of $12,500 in repayment of debt obligations of GBT owed to Shareholder.

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF GBT

     Except as set forth in the Disclosure Schedule attached hereto provided by GBT (the "GBT Disclosure Schedule"), the parts of which are numbered to correspond to the section numbers of this Agreement, GBT hereby represents and warrants to the Company and XOOM as of the date hereof and as of the Closing Date, as follows:

     3.1  REQUISITE CONSENTS; NONVIOLATION.

     The execution and delivery of this Agreement by GBT and the Shareholder and the consummation of the transactions contemplated by this Agreement will not (a) to GBT's knowledge, and except as set forth in this Agreement, require the consent, approval or authorization of any governmental person or entity (except such approvals or filings as may be required to comply with applicable state securities laws), (b) violate or conflict with the provisions of the Articles of Incorporation or Bylaws of GBT, or (c) constitute a default under, violate or conflict with any material contract, note, lease or mortgage to which GBT or the Shareholder is a party or by which GBT or the Shareholder is bound or to which GBT or any of its properties or the Shareholder or any of his properties is subject.

     3.2  DUE ORGANIZATION OF GBT; AUTHORIZATIONS.

     GBT (a) has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of California, (b) is duly qualified to do business in and is in good standing under the laws of every jurisdiction where it is required to be so qualified, except where the failure to be so qualified will not adversely affect its business, financial condition or results of operations and (c) has all requisite corporate power and authority to own or lease and to operate its properties and carry on its business.

     3.3  CAPITALIZATION.

     The authorized capital stock of GBT consists of 20,000,000 shares of stock, of which 10,000,000 are designated as common stock and 10,000,000 are designated as preferred stock. 1,000,000 shares of common stock are issued and outstanding. All of the issued and outstanding shares of common stock have been duly authorized and validly issued and are fully paid and nonassessable. Other than the common stock, GBT does not have outstanding any other voting or equity securities or interests. Except as set forth in the GBT Disclosure Schedule, GBT has no outstanding obligations, understandings or commitments regarding the issuance of any additional shares of its stock, voting or equity securities or interests or other securities, or any options, rights, warrants or securities exercisable for or convertible into such shares, securities or interests. There are no preemptive rights or rights of first refusal in respect of the common shares of GBT.

     3.4  AUTHORITY; BINDING NATURE OF AGREEMENTS.

     GBT has the power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by GBT of this Agreement have been duly authorized by all necessary action on the part of GBT and its shareholder, Board of Directors and officers. This Agreement constitutes the legal, valid and binding obligation of GBT enforceable against GBT in accordance with its terms, except as rights to indemnity may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditor's rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     3.5  SUBSIDIARIES ETC.

     GBT does not own or control any equity interest in any corporation, partnership, joint venture or other legal entity.

     3.6  FINANCIAL STATEMENTS.

     (a) GBT has delivered to the Company the following financial statements and notes (collectively, the "Financial Statements"), which are attached to Part 3.6(a) of the GBT Disclosure Schedule:

         (i) the unaudited balance sheets of GBT as of December 31, 1996 and December 31, 1997, and the related unaudited statements of operations, changes in shareholder's equity and cash flows of GBT for the fiscal years ended December 31, 1996 and December 31, 1997, together with the notes thereto; and

        (ii) the unaudited balance sheet of GBT as of April 30, 1998 (the "Unaudited Interim Balance Sheet"), and the related unaudited statements of operations, changes in shareholder's equity and cash flows of GBT, together with the notes thereto.

    (b) All of the Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Financial Statements is accurate in all material respects. The Financial Statements are in accordance with the books and records of GBT and present fairly the financial position of GBT as of the respective dates thereof and the results of operations, changes in shareholder's equity and cash flows of GBT for the periods covered thereby.

    (c) Except as set forth in the GBT Disclosure Schedule, GBT has no liabilities except those reflected or reserved against in the Unaudited Interim Balance Sheet and current liabilities incurred by GBT in the ordinary course of business since the date of the Unaudited Interim Balance Sheet.

     3.7  NO MATERIAL CHANGES.

     Except as otherwise set forth in the GBT Disclosure Schedule, since April 30, 1998 there has not been (a) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business, financial condition or results of operations of GBT; (b) any labor dispute materially and adversely affecting the business, financial condition or results of operations of GBT; (c) any disposition of any capital asset of GBT having a net book value in excess of $5,000; (d) any discharge or satisfaction of any obligation or liability of GBT other than in the ordinary course of business; or (e) any material adverse change in the business, financial condition or results of operations of GBT.

     3.8  UNDISCLOSED LIABILITIES.

     GBT has no liabilities or obligations (whether absolute, contingent or otherwise) that are material to GBT, except for (a) those reflected, reserved against or otherwise disclosed in the Financial Statements and not heretofore paid or discharged, (b) those disclosed in the GBT Disclosure Schedule, or (c) those incurred in, or as a result of, the ordinary course of business of GBT since the date of the Unaudited Interim Balance Sheet.

     3.9  GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAWS.

     GBT has, to its knowledge, all material governmental licenses, permits, approvals and other governmental authorizations necessary to permit the operation of the business of GBT, as presently conducted. GBT is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to be in such compliance would not have a material adverse effect on the business, financial condition or results of operations of GBT.

     3.10 LITIGATION.

     Except as set forth in the GBT Disclosure Schedule, there is no pending or, to GBT's knowledge, threatened action, suit, arbitration proceeding or investigation in any court or before any governmental commission or agency against GBT which would have a material adverse effect upon the business, financial condition or results of operations of GBT. There is no order, judgment or decree of any court or governmental authority or agency which specifically applies to GBT which would have a material adverse effect on the business, financial condition or results of operations of GBT.

     3.11 EMPLOYEE BENEFIT PLANS.

     As used herein, the term "Employee Benefit Plan" means an "employee pension benefit plan" as defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and an "employee welfare benefit plan" as defined in Section 3(l) of ERISA. GBT, which for purposes hereof shall include any of its subsidiaries or any organization which, together with GBT and/or any such subsidiary, would be treated as a "single employer" within the meaning of Section 414(b) or (c) of the Code, does not maintain or contribute to (or have any obligation to contribute to) any Employee Benefit Plan.

     3.12 PATENT, TRADEMARK AND RELATED MATTERS.

     All of the material patents, registered trademarks, service marks and trade names owned by GBT and all material license agreements in which GBT is the licensee, at the date of this Agreement, are listed in the GBT Disclosure Schedule. Except to the extent, if any, set forth in the GBT Disclosure Schedule, such patents, trademarks, service marks, trade names and licenses (collectively, the "Intellectual Property") are, to the Company's knowledge, valid and in full force and are adequate to permit GBT to conduct its business as presently conducted, except to the extent that such failure to be valid and in full force would not have a material adverse effect on the business, financial condition or results of operations of GBT. GBT has received no written notice of any event, inquiry or investigation threatening the validity of the Intellectual Property.

     3.13 REAL AND PERSONAL PROPERTY.

     The GBT Disclosure Schedule contains a list of all real and personal property owned or leased by GBT as of the date hereof having, in the case of leased property, an annual lease obligation in excess of $5,000 or, in the case of owned property, a book value in excess of $5,000. All such property is owned in fee or held under valid leases. There is not under any of such leases any existing material default on the part of GBT nor any facts that would, with the passage of time or giving of notice, constitute such a material default.

     3.14 INSURANCE.

     The GBT Disclosure Schedule lists all material insurance policies in force with respect to GBT, its employees, officers and directors.

     3.15 TAXES.

    (a) Definitions.  For purposes of this Agreement, the following definitions
        -----------
shall apply:

        (i) "Tax" or "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which GBT is required to pay, withhold or collect.

        (ii) "Tax Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

    (b) Tax Returns Filed and Taxes Paid.  All Tax Returns required to be filed
        --------------------------------
by or on behalf of GBT have been duly filed on a timely basis and such Tax Returns are true, complete and correct. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by GBT with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Tax Returns). GBT has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of GBT with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that GBT is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

    (c) Tax Returns Furnished.  For all periods ending on and after December 31,
        ---------------------
beginning with the year in which GBT was formed, GBT has made available to the Company true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, and closing or other agreements received by GBT or on behalf of GBT relating to Taxes, and (ii) all separate federal and state income or franchise tax returns for GBT.

    (d) Tax Reserves.  The amount of GBT's liability for unpaid Taxes for all
        ------------
periods covered by the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected in the Financial Statements, and the amount of GBT's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed such accruals.

    (e) Tax Deficiencies; Audits; Statutes of Limitations.  To GBT's knowledge,
        -------------------------------------------------
except as set forth in the GBT Disclosure Schedule, no deficiencies have been asserted with respect to Taxes of GBT. GBT is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against GBT or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of GBT. Except as set forth in the GBT Disclosure Schedule, the Tax Returns of GBT have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened. GBT has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

    (f) No Consolidated Group.  GBT has not been included in any "consolidated,"
        ---------------------
"unitary" or "combined" group Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

    (g) No Tax Sharing.  There are no tax sharing, allocation, indemnification
        --------------
or similar agreements or arrangements in effect as between GBT or any predecessor or affiliate thereof and any other party (including Shareholder and any predecessor or affiliate thereof) under which the Company or GBT could be liable for any Taxes of any party.

    (h) Tax Elections and Special Tax Status.  GBT is not nor has it been a
        ------------------------------------
United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and XOOM is not required to withhold tax on the acquisition of GBT's common stock pursuant to Section 1445 of the Code. GBT is not a "consenting corporation" under Section 341(f) of the Code. GBT has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense to the group pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. GBT has not participated in an international boycott as defined in Code Section 999. GBT has not agreed to, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. GBT has no permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country, and GBT is not a party to any joint venture, partnership, or other agreement, contract, or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes. GBT is not an "S corporation," within the meaning of Section 1361(a) of the Code.

    (i) Residency Matters.  All of GBT's shareholders are, and at all times
        -----------------
since GBT's formation have been, United States persons, within the meaning of
Section 7701(a)(30) of the Code ("U.S. Persons"), and GBT does not own nor has it ever owned any interests in any entities that are not U.S. Persons.

    (j) Tax Basis and Tax Attributes.  GBT has no net operating losses or other
        ----------------------------
tax attributes presently subject to limitation under Section 382, 383, or 384 of the Code.

     3.16 ENVIRONMENTAL MATTERS.

    (a) Definitions.  For purposes of this Agreement, the following definitions
    --- -----------
shall apply:

        (i) "Hazardous Materials" shall mean any hazardous substance, pollutant,
             -------------------
     contaminant, flammable explosives, radioactive materials and hazardous, toxic or dangerous wastes and any other chemicals, materials or substances which are identified, defined or regulated pursuant to any Hazardous Materials Laws, or the release, discharge or exposure to which is prohibited, limited or regulated by any federal, state or local government under Hazardous Materials Laws and any petroleum, waste oil and petroleum by-products, asbestos in any form, urea formaldehyde, and transformers or other equipment that contain levels of polychlorinated biphenyls.

        (ii) "Hazardous Materials Laws" shall mean any federal, state or local
              ------------------------
     statute, law, rule, regulation, ordinance, code, binding policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the protection of the environment, health or safety from the release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq.; the Resource
                                                           -- ----
     Conservation and Recovery Act, as amended, 42 U.S.C. (S) 9601 et seq.; the
                                                                   -- ----
     Federal Water Pollution Control Act, as amended, 33 U.S.C. (S) 1251 et
                                                                         --
     seq.; the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq.; the
     ----                                                       -- ----
     Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the Safe Drinking Water Act, 42
                                       -- ----
     U.S.C. (S) 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. (S) 2701
                     -- ----
     et seq.; and their state and local counterparts and equivalents.
     -- ----

        (iii)  "Environmental Claims" shall mean any and all administrative,
                --------------------
     regulatory or judicial actions, suits, demands, demand letters, claims, liens, notice of noncompliance or violation, investigations or proceedings relating to any Hazardous Materials Law or any permit issued under any such Law (hereafter "Claims"), including without limitation (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Hazardous Materials Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment from release or disposal of Hazardous Materials.

    (b) GBT is in compliance in all material respects with all Hazardous Material Laws and all environmental permits required for the handling, use, storage and disposition of

Hazardous Materials under Hazardous Materials Laws that are applicable to GBT's operations as presently conducted.

    (c) There are no pending or, to the knowledge of GBT, threatened Environmental Claims against GBT or any property of GBT.

    (d) There are no facts, circumstances, conditions or occurrences regarding GBT, its operations or any property of GBT that could reasonably be anticipated to form the basis of an Environmental Claim against GBT.

     3.17 CONTRACTS.

     The GBT Disclosure Schedule contains a complete list of every material contract of GBT which (i) is made with any officer, director or stockholder of GBT, or with any affiliate or relative of any such officer, director or stockholder, (ii) is a contract of employment, (iii) is made with any labor union, or other labor organization, (iv) is a bank loan or other credit agreement, (v) other than outstanding purchase orders, requires, individually, annual payments of more than $10,000 or aggregate payments over the life of the contract of more than $50,000, (vi) is for a remaining term of more than one year and is not cancelable as to all its provisions upon 60 days' or less notice without payment of any material penalty, or (vii) is entered into other than in the ordinary course of business. GBT has made or will promptly make available to the Company upon request true copies of each contract so listed. GBT and each of the other parties to the contracts set forth in the GBT Disclosure Schedule have in all material respects performed all material obligations required to be performed by them under such contracts, and no event has occurred which would give any other party to any such contract the right to terminate or otherwise fail to perform its obligations under the contract.

     3.18 ACCOUNTS RECEIVABLE.

     Except to the extent set forth in the GBT Disclosure Schedule, the accounts receivable of GBT reflected in the Unaudited Interim Balance Sheet represent sales actually made in the ordinary course of business, and have been properly reported, net of any reserves shown on the books of GBT, all in accordance with the past practices of GBT, consistently applied.

     3.19 CUSTOMERS AND SUPPLIERS.

     Part 3.19(a) of the GBT Disclosure Schedule lists all customers of GBT in the most recent full fiscal year. Except as disclosed in the GBT Disclosure Schedule, since April 30, 1998, there has been no material adverse change in the business relationship of GBT with any such customer.

     3.20 BANK ACCOUNTS.

     The GBT Disclosure Schedule sets forth the names and locations of all banks, trust companies, brokerage firms or other financial institutions at which GBT maintains an account and the name of each person authorized to draw thereon or make withdrawals therefrom.

     3.21 TITLE TO PROPERTIES; ENCUMBRANCES.

     Except as set forth in the GBT Disclosure Schedule, GBT has good title to the material properties and assets (real and personal, tangible and intangible) owned by it (and good leasehold title to the material properties and assets leased by it), including, without limitation, the material properties and assets reflected in the Financial Statements, subject to no encumbrance, lien, charge or other restriction of any kind or character ("Encumbrances"), except for (i) Encumbrances reflected in the Unaudited Interim Balance Sheet, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (iii) Encumbrances arising by operation of law, (iv) easements, rights-of-way, restrictions and other similar Encumbrances previously incurred in the ordinary course of business which, in respect of properties or assets of GBT, are not material and which, in the case of such Encumbrances on the assets or properties of GBT, would not reasonably be expected to materially detract from the value of any such properties or assets or materially interfere with any present use of such properties or assets, and (v) Encumbrances in existence on the Closing Date and described in the GBT Disclosure Schedule.

     3.22 COMPENSATION OF EMPLOYEES.

     As of the Closing Date, GBT shall have no employees. GBT has provided the Company with an accurate and complete list for fiscal year 1997 and the period thereafter prior to the Closing showing (i) the names of all persons employed by GBT and the aggregate amount of cash compensation paid to them during such periods (including, without limitation, salary, commission and bonus).

     3.23 TAX STATUS OF REORGANIZATION.

    (a) The liabilities of GBT, if any, to be assumed by the Company in the Merger and the liabilities to which the transferred assets of GBT are subject, if any, were or will be incurred by GBT in the ordinary course of business.

    (b) GBT and the Shareholder will each pay their own expenses incurred in connection with the Merger, provided, further, that all expenses of GBT with respect to the Merger shall have been paid in full prior to the Closing, or to the extent not paid, shall have been assumed personally by the Shareholder.

    (c) There is no intercorporate indebtedness existing between the Company and GBT that was issued, was acquired, or will be settled at a discount.

    (d) The fair market value of the assets of GBT to be transferred to the Company in the Merger will equal or exceed the sum of GBT's liabilities assumed by the Company plus the amount of GBT's liabilities, if any, to which the transferred assets are subject

    (e) GBT is not under the jurisdiction of a court in a "title 11 or similar case," within the meaning of Section 368(a)(3)(A) of the Code.

    (f) The Company will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by GBT immediately prior to the Merger. For purposes of this representation, amounts used by GBT to pay its expenses and any distributions and redemptions in connection with the merger will be included in the assets of GBT held immediately prior to the Merger.

    (g) GBT is not an "investment company," within the meaning of Section 368(a)(2)(F)(iii) or 368(a)(2)(F)(iv) of the Code.

                                  ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

     Except as set forth in the GBT Disclosure Schedule, the Shareholder hereby represents and warrants to the Company and XOOM as of the date hereof and as of the Closing Date as follows:

     4.1  TITLE TO COMMON SHARES.

     The Shareholder represents and warrants to the Company and XOOM that he is the record and beneficial owner of the common stock being conveyed to the Company, and the Shareholder holds title to the common stock free and clear of all liens, charges, encumbrances, security interests, restrictive agreements or assessments.

     4.2  CAPACITY.

     Shareholder has the legal capacity to enter into and to perform his obligations under this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as rights to indemnity may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditor's rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

     4.3  CONFIRMATION OF GBT'S REPRESENTATIONS AND WARRANTIES.

     Shareholder represents and warrants that, except as set forth in the GBT Disclosure Schedule, the representations and warranties of GBT in Article III are true and correct as of the date hereof and as of the Closing Date. For purposes of Articles III, IV, and V, a party shall be deemed to have knowledge of a particular fact or other matter if (i) the party is actually aware of such fact or other matter or (ii) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter.

     4.4  PURCHASE ENTIRELY FOR OWN ACCOUNT.

     This Agreement is made with Shareholder in reliance upon Shareholder's representation, which by Shareholder's execution of this Agreement Shareholder hereby confirms, that the XOOM Stock to be received by Shareholder will be acquired for investment for Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Shareholder further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the XOOM Stock.

     4.5  DISCLOSURE OF INFORMATION.

     Shareholder believes he has received all the information he considers necessary or appropriate for deciding whether to exchange his shares of GBT for XOOM Stock. Shareholder further represents that he has had an opportunity to ask questions and receive answers from XOOM regarding the terms and conditions of the offering of the XOOM Stock and the business, properties, prospects and financial conditions of XOOM. Shareholder has arrived at an independent view concerning the value of XOOM, recognizes that the issuance to him of the XOOM Stock in the Merger is occurring in an arm's length transaction and is not relying upon any statements by XOOM or the Company as to the value of XOOM other than as expressly made by XOOM in the representations and warranties herein.

     4.6  RELEASE BY SHAREHOLDER.

     Shareholder hereby releases XOOM, the Company, and Revolutionary Software, Inc. from any and all claims of any nature, including but not limited to, claims for commissions and finder's or broker's fees with respect to Shareholder's and GBT's activities in connection with Sitemail.

     4.7  RELEASE BY SHAREHOLDER.

     Shareholder has assumed all liabilities related to assets assigned by GBT to Shareholder pursuant to that Assignment dated May 11, 1998 from GBT to Shareholder.

                                   ARTICLE V.

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND XOOM

     The Company and XOOM hereby represent and warrant to GBT and the Shareholder that as of the date hereof and as of the Closing, except as disclosed in the Disclosure Schedule provided by XOOM and attached hereto, (the "XOOM Disclosure Schedule):

     5.1  DUE INCORPORATION; REQUISITE POWER AND AUTHORITY.

     The Company is a corporation duly organized, validly existing and in good standing as a corporation under the laws of California, and XOOM is a corporation duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware. The Company and XOOM have all requisite power and authority to execute and deliver this Agreement and to perform all transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and XOOM and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate and shareholder action, and this Agreement constitutes the valid and binding obligation of the Company and XOOM enforceable in accordance with its terms.

     5.2  DUE ORGANIZATION OF XOOM AND THE COMPANY.

     XOOM and the Company (a) have been duly organized and are validly existing and in good standing in their respective states of incorporation, (b) are duly qualified to do business in and are in good standing under the laws of every jurisdiction where they are required to be so qualified, except where the failure to be so qualified will not materially adversely affect their business, financial condition or results of operations, and (c) have all requisite corporate power and authority to own or lease and to operate their properties and carry on their business.

     5.3  REQUISITE CONSENTS; NONVIOLATION.

     The execution and delivery of this Agreement by the Company and XOOM do not, and the performance of this Agreement by the Company and XOOM will not, (a) violate or conflict with (i) the provisions of the Articles of Incorporation (and with respect to XOOM, its Certificate of Incorporation) or Bylaws of the Company and XOOM, (ii) any applicable law, rule or regulation or (iii) any order, writ, injunction or decree by which the Company or XOOM is bound; (b) except as set forth in this Agreement, require the consent, license, permit, approval, authorization or other action by or with respect to any governmental person or entity (except such approvals, permits or filings as may be required to comply with applicable state securities laws), or (c) constitute a default under, violate or conflict with any material contract, note, lease or mortgage to which XOOM or the Company is a party.

     5.4  XOOM STOCK.

     The XOOM Stock to be issued to Shareholder pursuant to the Merger, when issued in connection with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Based on the truth and accuracy of the Shareholder's representations set forth in Article IV of this Agreement, such XOOM Stock will be exempt from the registration requirements of the Securities Act of 1933 and will have been registered or qualified (or is exempt) under all applicable state securities laws.

     5.5  CAPITALIZATION.

    (a) The authorized capital stock of XOOM consists of twenty million (20,000,000) shares of common stock, $.0001 par value per share, of which, as of April 17, 1998, nine million, nine hundred fifty thousand, four hundred one (9,950,401) shares have been issued and are outstanding, and one million (1,000,000) shares of preferred stock, none of which has been issued or is outstanding. Other than its common stock, XOOM does not have outstanding any other voting or equity securities or interests. Except as set forth in the XOOM Disclosure Schedule, as of April 17, 1998, XOOM has no outstanding obligations, understandings or commitments regarding the issuance of any additional shares of its stock, voting or equity securities or interests or other securities, or any options, rights, warrants or securities exercisable for or convertible into such shares, securities or interests. There are no preemptive rights in respect of the common shares of XOOM. All issued and outstanding shares of XOOM's capital stock have been duly authorized and validly issued and are fully paid and nonassessable.

    (b) The authorized capital stock of the Company consists of ten thousand (10,000) shares of common stock, no par value. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and are owned by XOOM.

     5.6  FINANCIAL STATEMENTS.

    (a) Attached hereto as Part 5.6(a) of the XOOM Disclosure Schedule are the following financial statements and notes (collectively, the "Financial
                                                             ---------
Statements") pertaining to XOOM:
----------

        (i) the unaudited balance sheets of XOOM as of December 31, 1996 and December 31, 1997, and the related unaudited statements of operations, changes in shareholder's equity and cash flows of XOOM for the fiscal years ended December 31, 1996 and December 31, 1997, together with the notes thereto; and

        (ii) the unaudited balance sheet of XOOM as of April 30, 1998 (the

     "April 30, Balance Sheet"), and the related unaudited statements of
     ------------------------
     operations, changes in shareholder's equity and cash flows of XOOM, together with the notes thereto.

    (b) All of the Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Financial Statements is accurate in all material respects. The financial statements and notes referred to in Section 5.6(a) are in accordance with the books and records of XOOM and present fairly the financial position of XOOM as of the respective dates thereof and the results of operations, changes in shareholders' equity and cash flows of XOOM for the periods covered thereby.

    (c) Except as set forth in the XOOM Disclosure Schedule, XOOM has no liabilities except those reflected or reserved against in the April 30 Balance Sheet and current liabilities incurred by XOOM in the ordinary course of business since the date of the April 30 Balance Sheet.

     5.7  LITIGATION.

     Except as set forth in the XOOM Disclosure Schedule, there is no pending or threatened action, suit, arbitration proceeding or investigation in any court or before any governmental commission or agency against XOOM, which would have a material adverse effect upon the business, financial condition or results of operations of XOOM. There is no order, judgment or decree of any court or governmental authority or agency which specifically applies to XOOM which would have a material adverse effect on the business, financial condition or results of operations of XOOM.

     5.8  GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAWS.

     XOOM has, to its knowledge, all material governmental licenses, permits, approvals and other governmental authorizations necessary to permit the operation of the business of XOOM, as presently conducted. XOOM is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to be in such compliance would not have a material adverse effect on the business, financial condition or results of operations of XOOM.

     5.9  CONTRACTS.

     The XOOM Disclosure Schedule contains a complete list of every material contract of XOOM made between XOOM and any officer, director or stockholder of XOOM or with any affiliate or relative of any such officer, director or stockholder, other than employment agreements between any of the aforesaid and XOOM.

                                  ARTICLE VI.

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations, warranties and indemnities included or provided for in this Agreement or in any schedule or certificate or other document delivered pursuant to this Agreement will survive the Closing Date for a period of twenty-four months. No claim may be made by any party hereto under this article unless written notice of the claim is given within that twenty-four month period;

provided, however, that the foregoing limitation period will not apply to any
--------
breach of any representation, warranty or covenant which, on or before the Closing Date, is known to be false by the party against whom the breach is alleged.

                                  ARTICLE VII.

                        COVENANTS OF GBT AND SHAREHOLDER

     7.1  ACCESS AND INVESTIGATION.

     GBT shall ensure that, at all times after the date hereof and prior to the Closing (the "Pre-Closing Period"), GBT shall provide XOOM and its representatives with free and complete access to GBT's representatives, personnel, premises and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to GBT.

     7.2  OPERATION OF BUSINESS.

     GBT shall ensure that, during the Preclosing Period, solely with respect to Sitemail, (a) GBT conducts its operations exclusively in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement; (b) GBT preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with GBT.

     7.3  FINAL TAX RETURNS.

     The Shareholder shall cause GBT's accountants to prepare and GBT to timely file and pay amounts owed with respect to all Tax Returns of GBT not already filed for GBT for all tax periods ended or ending on or before the Closing Date and shall cause its accountants to prepare on a pro forma basis all other Tax Returns for GBT for the interim period from December 31, 1997 until the Closing ("Final Returns"). The Shareholder shall send a copy of all Final Returns as to which he is responsible to the Company for its review and comment and, if required, appropriate execution, at least three (3) days prior to the filing thereof.

     7.4  FEDERAL INCOME TAX REPORTING.

     GBT and the Shareholder agree to report the Merger as a "reorganization," within the meaning of Section 368(a) of the Code.

     7.5  NO NEGOTIATION.

     GBT shall ensure that, during the Pre-Closing Period, neither GBT nor any of its representatives directly or indirectly solicits or encourages the initiation of any inquiry, proposal or offer from any person relating to any acquisition of GBT or any of its assets or conducts any negotiations relating to such acquisition.

                                 ARTICLE VIII.

                               COVENANTS OF XOOM

     8.1  TAX FREE REORGANIZATION.

    (a) XOOM agrees to report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless, in the opinion of counsel selected by the Shareholder and satisfactory to XOOM, the Merger may not be so reported.
Without limiting the foregoing, XOOM agrees to use its reasonable efforts to qualify the Merger as a reorganization, within the meaning of Section 368(a) of the Code.

    (b) Prior to the Merger, XOOM will be in "control" of the Company within the meaning of Section 368(c) of the Code.

    (c) XOOM has no present plan or intention following the Merger to liquidate the Company, merge the Company with and into another corporation, sell or otherwise dispose of the capital stock of the Company or to cause the Company to sell or otherwise dispose of any of GBT's assets acquired in the Merger, except for transfers made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.

    (d) XOOM shall not cause the Company (or a transferee of the Company's stock or business to which the stock or assets of the Company are transferred in a transaction described in Section 368(a)(2)(C) of the Code or other transferee described in Treasury Regulation Section 1.368-1(d)(4)) to either discontinue GBT's business, as conducted by GBT as of the Closing Date, or fail to use a significant portion of GBT's assets, as held by GBT as of the Closing Date, in a business.

    (e) Following the Merger, XOOM and GBT will comply with the record-keeping and information filing requirements of Section 1.368-3 of the Treasury Regulations.

                                  ARTICLE IX.

                   CLOSING CONDITIONS OF XOOM AND THE COMPANY

     XOOM and the Company's obligations to effect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

     9.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of the Shareholder and GBT in this Agreement shall have been materially true and correct as of the date of this Agreement and shall be materially true and correct on and as of the Closing, and the Shareholder and GBT shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing, except to the extent such nonperformance would not have a material adverse effect on GBT's assets or operations.

     9.2  CONSULTING AGREEMENT.

     Shareholder shall have executed and delivered a Consulting Agreement in substantially the form of Exhibit B hereto, pursuant to which Shareholder is to
                          ---------
be hired by XOOM as a consultant under the terms set forth therein.

     9.3  TECHNICAL INSPECTION.

     XOOM's CTO shall have undertaken an on-site technical inspection and review of GBT's operations and shall have delivered to GBT a notice in writing stating that he is satisfied as to the viability of Sitemail.

     9.4  AGREEMENT WITH RSI.

     XOOM shall have entered into an Asset Purchase Agreement (the "Purchase Agreement") with Revolutionary Software, Inc. ("RSI"), a California corporation, providing for XOOM's acquisition of all right, title and interest in and to Sitemail owned by RSI at a closing to occur concurrently with the Closing hereunder, and no impediment to the closing of the Purchase Agreement shall exist and no event shall have occurred that, with notice or passage of time, would prevent or impede closing of the transactions described in the Purchase Agreement.

     9.5  ASSIGNMENT OF TRADEMARK RIGHTS.

     Shareholder shall have assigned to GBT all of his rights in that trademark application pending with the U.S. Patent and Trademark Office with respect to the name and mark "Sitemail."

                                   ARTICLE X.

                 CLOSING CONDITIONS OF THE SHAREHOLDERS AND GBT

     The Shareholder's and GBT's obligations to effect the Closing and consummate the Merger are subject to (i) the representations and warranties of the Company and XOOM in this Agreement being true and correct as of the Closing,
(ii) each of the Company and XOOM having performed all obligations in this Agreement required to be performed or observed by it on or prior to the Closing, and (iii) a closing shall have occurred under the Purchase Agreement before or concurrently with the Closing.

                                  ARTICLE XI.

                               FURTHER ASSURANCES

     Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles IX and X.

                                  ARTICLE XII.

                                INDEMNIFICATION

     12.1 INDEMNIFICATION BY THE SHAREHOLDER

     In the event Shareholder (i) breaches or is deemed to have breached any of the representations and warranties contained in Article IV herein, including the incorporation by reference pursuant to Section 4.3 of the representations and warranties of GBT in Article III or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, Shareholder shall hold harmless, indemnify and defend the Company and XOOM, and each of their directors, officers, shareholders, attorneys, representatives and agents, from and against any Losses incurred or paid by the Company or XOOM to the extent such Losses arise or result from a breach by GBT or the Shareholder of any such representations or warranties or a violation of any covenant in this Agreement. "Losses" shall mean all damages, awards, judgments, payments, diminutions in value, all interest thereon, costs and expenses of investigating claims, lawsuits or arbitration and any appeal from the foregoing and reasonable attorneys' fees incurred in connection therewith. Notwithstanding anything to the contrary in this Agreement, in no event shall Shareholder's liability under this Agreement for indemnification or any other cause of action exceed the fair market value of the Merger Consideration as of the Closing Date, regardless of the form of action, whether in contract or tort, including negligence, except to the extent of Losses directly attributable to a breach of any representation or warranty of which the Shareholder had actual knowledge prior to the Closing, and XOOM's remedies against Shareholder under this Agreement shall be limited to a claims for monetary damages arising from a breach of this Agreement, including without limitation, Losses resulting from any breach by GBT or the Shareholder of the representations, warranties and covenants in this Agreement.

     12.2 INDEMNIFICATION BY THE COMPANY AND XOOM

     In the event the Company or XOOM (i) breaches or is deemed to have breached any of the representations and warranties contained in Article V herein or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, then the Company and XOOM shall hold harmless, indemnify and defend the Shareholder from and against any Losses incurred or paid by the Shareholder to the extent such Losses arise or result from a breach by the Company or XOOM of any such representations and warranties or a violation of any covenant in this Agreement.

     12.3 NOTIFICATION OF CLAIMS

     If any party (the "Indemnified Party") reasonably believes that it is entitled to indemnification hereunder, or otherwise receives notice of the assertion or commencement of any third-party claim, action, or proceeding (a "Third-Party Claim"), with respect to which such other party or parties (the "Indemnifying Party") is obligated to provide indemnification pursuant to Section 12.1 or 12.2 above, the Indemnified Party shall promptly give the Indemnifying Party written notice of such claim for Indemnification (an "Indemnity Claim"). Any claim for indemnification under this
Article XII must be brought prior to the expiration of the survival period for the representation and warranty as set forth in Article VI. The delivery of such notice of Indemnity Claim ("Claim Notice") shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnifying Party shall have twenty (20) days from the receipt of a Claim Notice (the "Notice Period") to notify the Indemnified Party of whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Indemnity Claim.

     12.4 RESOLUTION OF CLAIMS

    (a) With respect to any Indemnity Claim involving a Third-Party Claim, following prompt notification of the Indemnifying Party, the Indemnifying Party shall have the option of proceeding with the defense of the Third Party Claim provided (i) the Indemnifying Party has either not disputed its liability for the Indemnity Claim pursuant to Section 12.4(c) or the liability of the Indemnifying Party for the Indemnity Claim has been determined pursuant to
Section 12.4(b), (ii) the Indemnifying Party has appointed counsel acceptable to the Indemnified Party (whose approval shall not be unreasonably withheld) and
(iii) the Indemnifying Party shall have assumed and agreed to bear all reasonable costs related to the Indemnity Claim and reimbursed the Indemnified Party for reasonable costs incurred, if any, by the Indemnifying Party prior to assuming the defense. During such defense proceedings, the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to the proceedings. The Indemnified Party shall have a right to be present at the negotiation, defense and settlement of such Third-Party Claim. The Indemnifying Party shall not agree to any settlement of the Third-Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

    (b) With respect to any Indemnity Claim not involving a Third-Party Claim, if the Indemnifying Party disputes its liability within the Notice Period, the liability of the Indemnifying Party shall be resolved in accordance with Section 12.5.

    (c) In the event that an Indemnified Party makes an Indemnity Claim in accordance with Section 12.3 and the Indemnifying Party does not dispute its liability within the Notice Period, the amount of such Indemnity Claim shall be conclusively deemed a liability of the Indemnifying Party, and any dispute as to the liability of the Indemnifying Party shall be determined pursuant to Section 12.5

     12.5 ARBITRATION.

     All disputes under this Article XII 12 shall be settled by arbitration in San Francisco, California before a single arbitrator pursuant to the commercial law rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section
12.5.  The arbitrator shall be selected by the joint agreement of the

Indemnifying Party and Indemnified Party, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be
                                 --------  -------
accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties, and the decision of the arbitrator in accordance herewith shall be final and binding without right of appeal. Each party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim
        --------  -------
for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 12.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

     12.6 INDEMNIFICATION THRESHOLD

     Notwithstanding anything to the contrary herein, in no event shall any Indemnifying Party be liable to any Indemnified Party under any warranty, representation, indemnity or covenant made in this Agreement until the aggregate amount of liability of all claims thereunder against the Indemnifying Party exceeds ten thousand dollars ($10,000) (the "Threshold"), at which point such party shall be liable for the full amount of liability for such claims below and above the threshold.

                                 ARTICLE XIII.

                       RESTRICTIONS ON XOOM COMMON SHARES

     The XOOM Stock issued to Shareholder pursuant to the Merger shall be subject to the following restrictions:

     13.1 RIGHT OF FIRST REFUSAL/TRANSFER RESTRICTIONS.

    (a) Restrictions on Transfer.  Shareholder may not sell or engage in any
    --- ------------------------
transaction that will result in a change in the beneficial or record ownership of any XOOM Stock issued to or held by Shareholder, including without limitation a voluntary or involuntary sale, assignment, transfer, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy (a "Transfer"), except as provided in this Article XIII, and any such Transfer of XOOM Stock or attempted Transfer of XOOM Stock in contravention of this Agreement shall be void and ineffective for any purpose and shall not confer on any transferee or purported transferee any rights whatsoever.

    (b)   Right of First Refusal.
          ----------------------

        (i) If, prior to an initial public offering of XOOM's securities or a merger or sale of XOOM, Shareholder proposes (or is required by operation of law or other involuntary transfer) to Transfer any or all of the XOOM Stock standing in Shareholder's name or owned by him, Shareholder shall first offer such XOOM Stock to the Company in accordance with the following provisions:

               (A) Shareholder shall deliver a written notice (a "Notice") to XOOM stating (1) Shareholder's bona fide intention to Transfer such XOOM Stock, (2) the name and address of the proposed transferee, (3) the number of shares of XOOM Stock to be transferred, and (4) the purchase price per share and terms of payment for which Shareholder proposes to Transfer such XOOM Stock.

               (B) Within 60 days after receipt of the Notice, XOOM or its designee shall have the first right to purchase or obtain such shares, upon the price and terms of payment designated in the Notice. If the Notice provides for the payment of non-cash consideration, XOOM at its option may pay the consideration in cash equal to XOOM's good faith estimate of the present fair market value of the non-cash consideration offered.

               (C) If XOOM or its designee elects not to purchase or obtain all of the XOOM Stock designated in the Shareholder's Notice, then Shareholder may Transfer the shares referred to in the Notice to the proposed transferee, providing such Transfer (1) is completed within 30 days after the expiration of XOOM's right to purchase or obtain such shares, (2) is made at the price and terms designated in the Notice, and (3) the proposed transferee agrees to be bound by the terms and provisions of this Article XIII and to become a party to an agreement containing such provisions immediately upon receipt of such shares. If such shares are not so transferred, the Shareholder must give notice in accordance with this paragraph prior to any other or subsequent Transfer of such shares.

        (ii) Notwithstanding Section 13.1(a), Shareholder may Transfer Xoom
     Stock: (A) to Shareholder's spouse, child, grandchild, parent, brother, or sister ("Immediate Family"), or to a trust established for the benefit of a member or members of Shareholder's Immediate Family, (B) to an Affiliate (as hereinafter defined) or equity holder of the Shareholder, (C) to a person who is a constituent partner of Shareholder on the date hereof, or
     (D) to the estate of any of the foregoing by gift, will or intestate succession; provided that Shareholder or his representative notifies XOOM of such Transfer not less than 10 nor more than 90 days prior to the Transfer and that the proposed transferee agrees to be bound by the terms and provisions of this Agreement and to become a party to this Agreement immediately upon the receipt of such shares. "Affiliate" means, with respect to any person or entity, any person or entity which controls, is controlled by, or is under common control with, such person or entity, or any stockholder or other equity owner in a control relationship with any of the foregoing. For this purpose the term "control" shall mean the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or interest in the income of such person or entity, or such other relationship as, in fact, constitutes actual control.

    (c) No Transfer to Competitors.  Shareholder may not Transfer any XOOM Stock
        --------------------------
to a competitor of the Company, or to any stockholder, partner or other beneficial holder of an equity ownership interest in a competitor, other than pursuant to a merger, combination, or other transaction approved by the Board of Directors of the Company.

    (d) Legends on Stock Certificates.  Each certificate representing shares
        -----------------------------
owned of record or beneficially by a party to this Agreement shall be endorsed with the following legends:

   THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN XOOM, INC. (THE "COMPANY") AND THE HOLDER, PROVIDING FOR, AMONG OTHER MATTERS, THE COMPANY'S RIGHT OF FIRST REFUSAL TO PURCHASE THE SECURITIES REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL BUSINESS OFFICE OF THE COMPANY.

   THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT EXEMPTIONS FROM SUCH REGISTRATION AND FROM THE PROVISIONS OF ANY APPLICABLE STATE "BLUE SKY" LAWS ARE AVAILABLE.

     Under no circumstances shall any Transfer of any XOOM Stock subject hereto be valid until the proposed transferee thereof shall have executed and become a party to the agreement described in Section 13.1(b)(i)(C) and thereby shall have become subject to all of the provisions of this Article XIII; and notwithstanding any other provisions of this Agreement, no such Transfer of any kind shall in any event result in the non-applicability of the provisions hereof at any time to any of the XOOM Stock subject hereto. Shareholder understands and acknowledges that the Company need not register a transfer of XOOM Stock, and may instruct its transfer agent not to register a transfer of XOOM Stock, unless the conditions specified in the foregoing last legend are satisfied.

    (e) Acknowledgments.  Shareholder acknowledges that other stockholders of
        ---------------
the Company may have restrictions on their stockholdings different from the terms contained herein.

     13.2    LOCK-UP AGREEMENT.

     Shareholder, if requested by an underwriter of XOOM Stock or other securities of XOOM, shall not sell or otherwise transfer or dispose of any Shares held by Shareholder during the 180-day period following the effective date of a registration statement of XOOM filed under the Act or such shorter period of time as the underwriter shall require, provided that all officers and directors of XOOM who hold common stock (or other securities) of XOOM enter into similar agreements. If requested by the underwriter, Shareholder will reaffirm the agreement set forth in this Section 13.2 in a separate writing in a form satisfactory to such underwriter. XOOM may impose stop-transfer instructions with respect to such XOOM Stock subject to the foregoing restriction until the end of said period.

                                  ARTICLE XIV.

                                 MISCELLANEOUS

     14.1 EXPENSES.

     The Company, GBT and Shareholder shall each bear their own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement; provided, however, that all expenses of GBT
                                --------
relating to the Merger shall either have been paid prior to the Closing or shall have been assumed by Shareholder.

     14.2 SETOFF.

     XOOM and the Company may set off any amount that may be owed to them by GBT or Shareholder under this Agreement against any amount otherwise payable to Shareholder by XOOM, but any such setoff shall in no manner limit Shareholder's liability, if any, to XOOM or the Company.

     14.3 ENTIRE AGREEMENT.

     This Agreement contains the entire agreement of the parties hereto, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained herein, which are not fully expressed herein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

     14.4 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.

     Prior to the Closing Date, none of XOOM, the Company, Shareholder or GBT shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the other parties. XOOM, the Company and GBT will cooperate to jointly prepare and issue any press release that may be issued to announce the closing of the transactions contemplated by this Agreement.

     14.5 COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     14.6 DESCRIPTIVE HEADINGS.

     The article and section headings in this Agreement are for convenience only and shall not affect the meaning or construction of any provision of this Agreement.

     14.7 NOTICES.

     Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the date delivered personally, on the following business day if transmitted via facsimile with call-back confirmation or five (5) days after posting by registered or certified mail, postage prepaid, addressed as follows:

     If to the Company or XOOM:    XOOM, Inc.
                                   433 California Street, Suite 910
                                   San Francisco, CA  94104
                                   Attention: Laurent Massa, President
                                   Fax:  (415) 445-2526

     With a copy to:               Morrison & Foerster LLP
                                   425 Market Street
                                   San Francisco, CA  94105
                                   Attention: Bruce Mann, Esq.
                                   Fax:  (415) 268-7522

     And if to Shareholder, to the address of Shareholder set forth on the signature page of this Agreement, or to such other address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

     14.8 CHOICE OF LAW

     This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to conflicts of law principles.

     14.9 BINDING EFFECT; BENEFITS

     This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     14.10  ASSIGNABILITY

     Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party without the prior written consent of the other parties and any attempted assignment without such consent shall be void.

     14.11  WAIVER AND AMENDMENT

     Any term or provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect.

     14.12  ATTORNEYS' FEES.

     In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' and experts' fees and costs, in addition to such other relief as may be granted.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                                                       THE COMPANY:


                  XOOM GBT Merger Corp.


                  By: /s/ LAURENT MASSA
                      -----------------
                      Name:  Laurent Massa
                      Title:  CEO



                  XOOM:

                  XOOM, Inc.


                  By:  /s/ LAURENT MASSA
                       -----------------
                       Name: Laurent Massa
                       Title: CEO



                  GBT:

                  Global Bridges Technologies, Inc.


                  By:  /s/ ROBERT KOHLER
                      ------------------
                      Robert Kohler, President



                  THE SHAREHOLDER:



                  /s/ ROBERT KOHLER
                  -----------------
                  Address:  655 Redwood Highway
                            Suite 133
                            Mill Valley, CA  94941

                                   EXHIBIT A

                                PROMISSORY NOTE
                                ---------------

$62,500                                                            June 11, 1998

                                                       San Francisco, California

     FOR VALUE RECEIVED, the undersigned XOOM, Inc. ("Debtor") promises to pay to the order of Robert Kohler at 655 Redwood Highway, Suite 301, Mill Valley, California or such other place as the holder hereof may designate in writing, the principal sum of Sixty-two Thousand Five Hundred Dollars, ($62,500), in twenty-five successive, monthly installments of Two Thousand Five Hundred Dollars ($2,500) each, beginning on July 5, 1998 and continuing on the same day of each succeeding calendar month through and including July` 5, 2000, at which time all amounts hereunder shall be due and payable. Principal outstanding hereunder shall bear simple interest, in arrears, at the annual rate of five percent (5%).

     This Note is being delivered pursuant to an Agreement and Plan of Merger between Debtor, Robert Kohler, and others of even date herewith.

     At the option of Debtor, all or any portion of any unpaid sum hereunder may be prepaid without premium or penalty at any time or from time to time after the date hereof.

     Upon a default by Debtor in making any payment of an installment when due hereunder, and the continuation thereof for (10) days after written notice by the holder hereof, all of the unpaid indebtedness evidenced by this Note shall become immediately due and payable at the option of the holder, and the holder may proceed to exercise any rights or remedies that it may have hereunder or under applicable law.

     Debtor agrees that if any legal action is necessary to enforce or collect this Note, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

     Debtor hereby waives demand, notice, and protest hereunder.

     This Note shall be interpreted and enforced in all respects in accordance with the internal laws of the State of California.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its officers duly authorized to do so.

    XOOM, INC.



By:_______________________
  Laurent Massa

                                   EXHIBIT B

                              CONSULTING AGREEMENT

                                                      EXHIBIT B TO EXHIBIT 10.11

                             CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is entered into as of this 11th day of June, 1998, by and between XOOM, Inc., a Delaware corporation (the "Company"), and Robert Kohler ("Consultant").

                                    RECITALS
                                    --------

     A. The Company desires to obtain the services of Consultant, on its own behalf and on behalf of all existing and future Affiliated Companies (defined as any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company), upon the terms and conditions set forth below.

     B. The Company has spent significant time, effort and money to develop or otherwise acquire certain Proprietary Information (as defined below), which the Company considers vital to its business and goodwill.

     C. The Proprietary Information will necessarily be communicated to or acquired by Consultant in the course of providing consulting services to the Company, and the Company desires to obtain the services of Consultant, only if, in doing so, it can protect its Proprietary Information and goodwill.

     Accordingly, the parties agree as follows:


                                   AGREEMENT
                                   ---------

     1.  Consulting Period.
         -----------------

         The Company hereby retains the Consultant and Consultant agrees to render to the Company those services described in Section 2 of this Agreement for the period (the "Consulting Period") commencing on the date of this Agreement and ending upon the end of the twelfth full month after the date hereof (the "Term Date").

     2.  Duties; Responsibilities; Authority.
         -----------------------------------

         (a) The Consultant hereby accepts engagement with the Company to assist in the integration of the operations of the Company with Global Bridges Technologies, Inc., as more fully described on Exhibit A attached hereto, or such other services as shall be agreed in good faith between Consultant and the President of the Company so as to utilize Consultant's capabilities.

         (b) Consultant shall have no authority to enter into contracts which bind the Company or create obligations on the part of the Company without the express prior authorization of the Company. Consultant shall have no authority to hire other persons, either as consultants, independent contractors or employees, without the express prior written authorization of the Company's President.

     3.  Compensation; Benefits; Expenses.
         --------------------------------

         (a) Compensation. In consideration of the services to be rendered
             ------------
hereunder, including, without limitation, services to any Affiliated Company, Consultant shall be entitled to the following compensation:

             (i) A professional fee of $3,000 per month, payable no later than the __ day of each month following the month in which Consultant provides such services. There shall be no withholdings from this payment, and Consultant shall be solely responsible for all social security, tax, disability and other state and federal assessments.

             (ii) 51,912 shares of the Company's common stock "Incentive Shares" pursuant to a Restricted Stock Purchase Agreement to be executed by Consultant and the Company providing for cliff vesting of all of Incentive Shares if Consultant closes transactions that generate , in the aggregate, in excess of one million (1,000,000) new Members for the Company, provided,
                                                               --------
however, that at least 500,000 new Members shall have subscribed to the Company's services no later than December 31, 1998, and (ii) (A) the Company has completed an initial public offering ("IPO") of its securities (B) the Company
                                       ---
has entered into and closed an agreement for the sale, lease or other disposition of all or substantially all of the assets of the Company (C) there is a sale by shareholders of the Company, in a single transaction or a series of related transactions, of more than fifty percent (50%) of the outstanding voting stock of the Company or (D) the Company effects a merger with or into another entity where it is not the survivor (other than a merger solely for the purpose of changing the state of incorporation or effecting a recapitalization of the Company), or a consolidation or other reorganization, and shareholders of the Company prior to such event own less than 50% of the outstanding voting securities of the survivor. If Consultant closes transactions bringing in 500,000 new Members no later than December 31, 1998, Consultant shall be entitled to Incentive Shares for every increment of 100,000 new Members from transactions closed by Consultant up to and including 1,000,000.

             (iii) For purposes of Section 3(a)(ii), a "Member" is a person who has subscribed to the Company's website by selecting a subscriber name, providing an active e-mail address and a zip code or country and given permission for the Company to include such person in its e-mail distributions, and Consultant shall be deemed to have "closed" a transaction bringing in new Members if (A) the transaction identified by Consultant is closed and (B) Consultant has made himself reasonably available to assist the Company, if so requested, to close such transaction.

             (iv)  The number of shares issuable to Consultant pursuant to
Section 3(a)(ii) shall be subject to adjustment pursuant to the formula set forth in Section 2.4 of that Agreement and Plan of Merger of even date herewith between Consultant, the Company and others.

         (b) Benefits. Other than the compensation specified in the above
             --------
Section 3(a), Consultant shall not be entitled to any direct or indirect compensation or fringe benefits for services performed hereunder, nor shall Consultant be eligible to participate in any employee benefit plans provided by the Company or any Affiliated Company to its employees.

         (c) Expenses. The Company shall reimburse Consultant for reasonable
             --------
travel and other business expenses (i) incurred by Consultant in the performance of duties hereunder, and (ii) approved by the Company in writing in advance. The Consultant shall bill the Company for expenses as incurred incident to services performed, referencing all travel and expenses incurred with appropriate purchase orders and receipts. Such reimbursement shall be within 30 days of Consultant's submitting adequate documentation.

     4.  Termination of Consulting Relationship.
         --------------------------------------

         (a) By Death. The Consulting Period shall terminate automatically upon
             --------
the death of Consultant, and the Company shall pay to Consultant's beneficiaries or estate, as appropriate, the compensation to which Consultant is entitled pursuant to Section 3(a). Thereafter, the Company's obligations hereunder shall terminate.

         (b) By Disability. If, in the reasonable opinion of the President of
             -------------
the Company, Consultant shall be prevented from properly performing hereunder by reason of any physical or mental incapacity for a period of more than thirty
(30) days in the aggregate or twenty (20) consecutive days in any three-month period, then, to the extent permitted by law, the Consulting Period shall terminate and the compensation to which Consultant is entitled pursuant to
Section 3(a) shall be paid up through the day on which the Consulting Period is terminated, and thereafter the Company's obligations hereunder shall terminate.

         (c) By Company For Cause. The Company may terminate, without liability,
             --------------------
the Consulting Period for Cause (as defined below) at any time and without notice and the Company shall have no further obligation to Consultant hereunder, provided the Company pays Consultant the compensation described in Section 3(a) for any periods prior to such termination. Compensation for any partial month in which Consultant provides services prior to such termination shall be calculated pro rata to the number of days in such month. Termination shall be for Cause if due to: (1) any act of fraud, dishonesty, or gross negligence (including any failure to act) made, engaged in, or conducted by Consultant in the course of providing the services contemplated under this Agreement; (2) willful and wanton misrepresentation to the Company which is materially injurious to the Company; or (3) willful failure without reasonable justification to comply with a material, reasonable and lawful instruction by the Company

         (d) At Will. At any time, either the Company or Consultant may
             -------
terminate, without liability, the Consulting Period for any reason, with or without cause, by giving thirty (30) days' advance written notice to the other party. If Consultant terminates his consulting relationship with the Company pursuant to this Section 4(d), the Company shall have the option, in its complete discretion, to terminate Consultant immediately without the running of the notice period. Following a termination by Consultant, the Company shall pay Consultant the compensation to which he is entitled pursuant to Section 3(a) for services rendered through the date of termination, and thereafter all obligations of the Company shall terminate. Consultant hereby agrees that the Company may dismiss him or her under this Section 4(d) without regard (i) to any general or specific policies (whether written or oral) of the Company relating to the employment, retention or termination of its employees or consultants, or
(ii) to any oral statements made to Consultant pertaining to Consultant's relationship with the Company; provided, however, that if the Company terminates
                               --------
Consultant without cause prior to the Term Date (except if Consultant has first notified the Company of his intention to terminate), the Company shall continue paying Consultant his monthly compensation through the Term Date and the Incentive Shares shall vest and be issued to Consultant regardless of the number of new Members.

         (e) By Consultant upon Company's Default. Where Company breaches any
             ------------------------------------
payment obligation to Consultant under this Agreement and fails to cure the same within fifteen (15) days after receiving written notice from Consultant, Consultant may terminate this Agreement without liability or further obligation to Company, and all compensation payable under Section 3(a) above shall immediately become due and payable to Consultant.

     5.  Termination Obligations.
         -----------------------

         (a) Consultant hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Proprietary Information (as defined below), and equipment furnished to or prepared by Consultant in the course of or directly related to rendering of services to the Company, including, without limitation, records and any other materials pertaining to Invention Ideas (as defined below), belong to the Company and shall be promptly returned to the Company upon termination of the Consulting Period. Following termination, the Consultant will not retain any written or other tangible material containing any Proprietary Information.

        (b) The representations and warranties contained herein and Consultant's obligations under Sections 5, 6, and 7 shall survive termination of the Consulting Period and the expiration of this Agreement and continue thereafter for a period of two (2) years, provided that the expiration of such period shall in no way diminish the rights of the Company under the California Uniform Trade Secrets Act.

     6.  Proprietary Information.
         -----------------------

         (a) Defined. "Proprietary Information" is all information and any idea
             -------
in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants, or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Consultant's possession or part of Consultant's general knowledge prior to the Consulting Period; (iii) the information is disclosed to Consultant without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company; or (iv) the information is independently developed by Consultant without use of information obtained by Consultant from the Company. Notwithstanding the foregoing, Company recognizes that Consultant has a significant body of knowledge, contacts and information which it has acquired prior to the Consulting Period, and that Consultant will continue to acquire the same during and after the Consulting Period. Such information shall not be deemed Proprietary Information except to the extent that it pertains directly to the business of the Company or any Affiliated Company, or its clients, consultants, or business associates.

         (b) General Restrictions on Use. Consultant agrees to hold all
             ---------------------------
Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Consulting Period to the extent necessary to carry out Consultant's responsibilities under this Agreement, and (ii) after termination of the Consulting Period as specifically authorized in writing by the Company's Board of Directors.

         (c)  Interference with Business; Competitive Activities.  Consultant
               --------------------------
acknowledges that the pursuit of the activities forbidden by this Section 6(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 6(b), but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, and in consideration of retaining Consultant under this Agreement, Consultant agrees that during the Consulting Period and for a period of one (1) year after termination of the Consulting Period, Consultant shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; or (ii) employ, solicit for employment, or recommend for employment any person employed by the Company, or by any Affiliated Company.

         (d) Remedies. Nothing in this Section 6 is intended to limit any remedy
             --------
of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

     7.  Consultant's Inventions and Ideas.
         ---------------------------------

         (a) Defined.  The term "Invention Ideas" means any and all processes,
             -------
trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are developed, or reduced to practice by the Consultant alone or with others in the course of directly providing consulting services to the Company.

         (b) Disclosure. Consultant agrees to maintain adequate and current
             ----------
written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company.

         (c) Assignment. Consultant agrees to assign to the Company, without
             ----------
further consideration, his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, Consultant shall assist the Company (at the Company's expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company, or any Affiliated Company specified by the Company, with full title thereto. Should the Company be unable to secure Consultant's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to Consultant's mental or physical incapacity or any other cause, Consultant hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Consultant.

         (d) Exclusions. Consultant acknowledges that there are no ideas,
             ----------
processes, trademarks, service marks, technology, computer programs, original works of authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvements to the foregoing that he desires to exclude from the operation of this Agreement. To the best of Consultant's knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, or copyrights that is now in existence between Consultant and any other person or entity. Notwithstanding the foregoing, Company recognizes that Consultant has a significant body of knowledge, contacts and information which it has acquired prior to the Consulting Period, and that Consultant will continue to acquire the same during and after the Consulting Period. Such information shall not be deemed an Invention Idea.

         (e) Post-Termination Period. Because of the difficulty of establishing
             -----------------------
when any process, invention, etc., is first conceived or developed by Consultant, or whether it results from access to Proprietary Information or the Company's equipment, facilities, and data, Consultant agrees that any process, trademark, service mark, technology, computer program, original work of authorship, design, formula, invention, discovery, patent, copyright, or any improvement, rights, or claims that are directly related to the Company's operations and prospects, and to the extent such knowledge and information is Proprietary Information, shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by Consultant or with the aid of Consultant within six (6) months after termination of the Consulting Period. Consultant can rebut the above presumption if he proves that the invention, idea, process, etc., (i) was first conceived or developed after termination of the Consulting Period, (ii) was conceived or developed entirely on Consultant's own time without using the Company's equipment, supplies, facilities, or Proprietary Information, and (iii) did not result from any work performed by Consultant for the Company.

     8.  Independent Contractor Relationship.
         -----------------------------------

         (a) Nature of Relationship. In performing services to the Company
             ----------------------
pursuant to this Agreement, Consultant's relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant acknowledges and agrees that neither Consultant nor any person associated with Consultant shall be entitled to receive or otherwise participate in any employee benefits of any nature which the Company provides or makes available to any of its employees.

         (b) Taxes and Records. Consultant agrees that it will be solely
             -----------------
responsible for, and will file and pay on a timely basis, all withholding required by federal, state or local law with respect to Consultant's performance of the services.

     9.  No Conflict of Interest.
         -----------------------

         Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Consultant's obligations under this Agreement or the scope of services rendered for Company. The Company expressly agrees that during the Consulting Period Consultant may continue to maintain his law practice and participate in other non-competing business ventures. Consultant warrants that to the best of Consultant's knowledge, there is no other contract or duty now in existence inconsistent with this Agreement. Consultant further agrees not to disclose to the Company, or bring onto the Company's premises, or induce the Company to use any confidential information that belongs to anyone other than the Company or Consultant. Consultant agrees to indemnify the Company from any and all loss or liability incurred by reason of a breach alleged by a third party of Consultant's obligations under any confidentiality or services agreement with such third party. Consultant's liability under this Section 9 shall not exceed the total consideration payable to Consultant hereunder.

     10. Assignment; Successors and Assigns.
         ----------------------------------

         Consultant shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

     11. Notices.
         -------

         All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

            XOOM, INC.
            433 California Street
            San Francisco, CA  94104
            Attention:  Laurent Massa, President
            Fax (415) 445-2526
            and to the Consultant at:

            Robert Kohler
            655 Redwood Highway
            Suite 133
            Mill Valley, CA  94941
            Fax (415) 383-6700

Notice of change of address shall be effective only when done in accordance with this section.

     12.  Entire Agreement.
          ----------------

          The terms of this Agreement are intended by the parties to be the full and final expression of their agreement with respect to the retention of Consultant by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. This Agreement fully supersedes any prior oral or written consulting or other agreements between the Consultant and the Company.

     13.  Amendments.
          ----------

          This Agreement may not be modified or amended, except by an instrument in writing, signed by the Consultant and by a duly authorized representative of the Company.

     14.  Severability; Enforcement.
          -------------------------

          If any provision of this Agreement shall be held to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect. It is the intention of the parties that the covenants contained in Section 6 and 7 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants.

     15.  Governing Law.
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

     16.  Consultant Acknowledgment.
          -------------------------

          Consultant acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment and not in reliance upon any representation or promises made by the Company other than those contained in writing herein.

     17.  Remedies.
          --------

          (a) Injunctive Relief. The parties agree that in the event of any
              -----------------
breach or threatened breach of any of the covenants in Sections 6 or 7, the damage or imminent damage to the value and the goodwill of the Company's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief without bond against Consultant in the event of any breach or threatened breach of any such provisions by Consultant, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

          (b) Enforcement. In the event of any legal action required to enforce
              -----------
or defend this Agreement, the prevailing party shall be entitled to an award of attorneys' fees and legal costs, in addition to other relief.

     The parties have duly executed this Agreement as of the date first written above.



XOOM, INC.                       CONSULTANT



By:/s/ LAURENT MASSA             /s/ ROBERT KOHLER
   -----------------             -----------------
   Laurent Massa, President      Robert Kohler

                                   EXHIBIT A
                                   ---------

                        Detailed Description of Duties
                        ------------------------------

Consultant shall:

1. devote efforts to identifying and closing transactions that will increase the Company's subscriber base and seek to develop other aspects of the business of the Company.

2. work a minimum of one (1) full business day a week from the Company's San Francisco office except in instances where Consultant is performing duties on behalf of the Company that require him to be offsite (the number of days worked by Consultant at the Company's offices is subject to increase as may be mutually agreed between Consultant and the Company.

3. be reasonably available for meetings and travel on behalf of the Company at times that are reasonably convenient for Consultant and the Company.

4. continue to utilize Consultant's diverse network of contacts and personal and business relationships to attract unique opportunities to the Company.